SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (hereinafter "Agreement") is entered into by and between ZipRealty., Inc. (hereinafter “Defendant”) and the Division of Labor Standards Enforcement, Department of Industrial Relations, State of California (hereinafter "DLSE").

RECITALS

A.                   On September 26, 2011, the DLSE filed a Complaint against Defendant ZipRealty, Inc. in the Superior Court of California for the County of Alameda, Case No.RG -1159687. The Complaint alleges that Defendant failed to properly pay minimum wages and overtime pay to Defendant’s real estate agent employees as required by Labor Code sections 510, 1193.6, 1197, and Industrial Welfare Commission (hereafter “IWC”) Order 4-2001 sections 3 and 4; failed to pay all wages due to their real estate agent employees at the time of termination pursuant to Labor Code sections 201and 202; and failed to provide all of their real estate agent employees with wage statements that complied with Labor Code section 226(a). The Complaint seeks back wages, interest, waiting time penalties, damages pursuant to Labor Code section 226(e); and attorneys fees and costs.

B.                    By entering into this Agreement, Defendant does not admit any liability or wrongdoing of any kind and expressly denies the same. Nothing in this Agreement, the settlement proposals exchanged by the parties, or any motions filed or Orders entered pursuant to this Agreement, is to be construed or deemed as an admission by Defendant of any liability, culpability, negligence, or wrongdoing of any kind or an admission that any of the facts that have been alleged or could have been alleged by the DLSE are true. This Agreement, each of its provisions, its execution, and its implementation, including any motions filed or Orders entered, shall not in any respect be offered, construed as, or deemed admissible in any arbitration or legal proceedings for any purpose, except as necessary to approve, interpret, or enforce this Agreement as between the parties hereto or as against any persons who may assert claims in the future that are precluded by this Agreement. Furthermore, neither this Agreement, any motions filed, settlement proposals exchanged by the parties, nor any Orders entered pursuant to this Agreement shall constitute an admission, finding, or evidence that any requirement for class certification has been satisfied in this or any other action.

D.                     To avoid the time, expense and uncertainty of litigation of these matters, the parties now have agreed to settle all of their differences on the terms and in the manner set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the recitals set forth above, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.      Total Settlement Amount. Defendant agrees to pay the total amount of Five Million Dollars ($5,000,000.00) to DLSE and to Defendant’s former employees, subject to supplementation pursuant to paragraph 15.

2.      Schedule of Payments. Defendant shall pay to “Division of Labor Standards Enforcement” the attorneys fees and costs set forth in paragraph 3(b) within fifteen (15) days of the execution of this Agreement. Within that same fifteen (15) day period Defendant shall deposit with the Claims Administrator the sum of Four Million Eight Hundred Thousand Dollars ($4,800,000.00) which shall be held in trust for the DLSE until distributed in accordance with the terms of this Agreement.

3.      Computation of Payments. In consideration of this Agreement, Defendant agrees as follows:

(a)	To pay back wages to former employees who are due compensation under this Agreement for unpaid minimum wages, for the period from March 28, 2007 to August 30, 2010, in the total amount of Four Million Eight Hundred Thousand Dollars ($4,800,000.00), to the persons and in the amounts shown in Exhibit “A” attached hereto, which is incorporated by reference herein and made a part hereof. Defendant shall remain responsible for the employer’s share of F.I.C.A. taxes and all other employer tax responsibilities arising from or related to the back wages distributed as those back wages are actually distributed to former employees;

(b)	The gross amounts in Exhibit “A” shall be calculated with a base payment of Five Hundred Dollars ($500) to each former employee real estate agent employed at any time during the period of March 28, 2007 and August 31, 2010 and the remainder being distributed on a pro rata basis to compensate for unpaid minimum wages during that period with the assumption of a forty hour work week for each week employed during that period. However, no distribution shall be made to Elizabeth Williams, Steven Kinney, Nadine Radovicz, Patricia Parsons, or Marilee Tomczak who have recovered separately and released their claims.

(c)	To pay attorneys fees and costs associated with this litigation to DLSE in the amount of Two Hundred Thousand Dollars ($200,000.00).

4.	Exchange of Electronic Information regarding Payments to Eligible

Employees. Defendant has provided electronic files (hereinafter “Flat Files”) to the DLSE for the DLSE’s review, reflecting the back wage computations that Defendant has made to reach the distribution schedules contained in Exhibit “A”. Defendant agrees to fully cooperate with the DLSE in providing any further clarification of the data that the DLSE deems necessary and confirming the correctness of Defendant’s calculations. This paragraph shall also be applicable to distributions pursuant to paragraph 15, if any.

5.      Retention of a Third Party Administrator. Defendant has retained Gilardi & Co., LLC to serve as a third party administrator (hereinafter “Claims Administrator”) to disburse funds to eligible former employee real estate agents in accordance with the instructions of the DLSE, as trustee and for the benefit of eligible former employees. Defendant agrees to pay the administrative costs associated with the retention of the Claims Administrator and the distribution of all payments to eligible former employees under this Agreement. Defendant will provide the Claims Administrator and the DLSE with: (1) the necessary identifying and wage information for former employees to be paid; (2) the last known addresses for former employees to be paid; (3) the most recent W-4 withholding information for each individual, and ; (4) the amounts to be paid to each such individual in accordance with Exhibit “A”.

6.      Notification to Former Employees of Settlement.

(a)	Initial Notification. Within 30 days of the execution of this Agreement the Claims Administrator shall mail to each former employee listed, at his/her last known home address, a Notice of Settlement in the form and substance of Exhibit “B” attached hereto, which is incorporated herein and made a part hereof. The Claims Administrator shall also provide an individualized Release of Claims, a copy of which is attached hereto as Exhibit “C” and is incorporated herein by reference. An individualized copy of Exhibit “C” shall be issued to each former employee real estate agent listed, which shall state: the individual’s name; last four numbers of the individual’s social security number; the individual’s employee number; the individual’s last known home address; and an itemized accounting of the gross amount that individual will receive from the 2012 distribution, taxes that will be withheld from the 2012 distribution, and the net amount of the check to be issued as provided for in Exhibit “A”.

(b)	Reminder Notifications. On December 3, 2012, the Claims Administrator shall send a second mailing to all individuals listed on Exhibit “A” that have not responded by that date. On January 14, 2013, a third mailing shall be sent by the Claims Administrator to each individual on Exhibit “A” that has not responded by that date. Each reminder notification shall include a copy of Exhibit “B” , the individualized Exhibit “C” for that individual, and a stamped, self-addressed return envelop.

(c)	ZipRealty and DLSE shall be entitled to independently encourage former employees to claim the funds available under this settlement; however, neither ZipRealty nor the DLSE shall discourage any former employees from doing so.

7. Release of Claims by Recipients of Payments. Each mailing to a former employee pursuant to paragraph 6 shall include a Release of Claims in the form and substance of Exhibit “C” as well as a postage pre-paid return envelope for return of the executed release to the Claims Administrator. Return of a fully executed Release of Claims is a condition precedent to payment of any amount to any individual under this Agreement.

8. Verification of Claimants. Defendant shall provide the Claims Administrator with the name and social security number for each individual listed. The Claims Administrator shall verify for matches of the social security number provided by the individual on the returned Release of Claims with that provided by Defendant. In the event of any questions as to the verification of any individual returning a Release of Claims, the Claims Administrator shall notify DLSE and Defendant and make available, as necessary, copies and/or originals of the materials to DLSE for evaluation. DLSE shall provide further written instructions as to any such claims to the Claims Administrator.

9. Disbursement of Payments.

(a) 2012 Distribution to Former Employees. Commencing on November 1, 2012 (11/1/12), the Claims Administrator shall mail checks to each individual that has returned a fully executed Release of Claims, verified in accordance with paragraph 8, for the net payment amount listed for that individual. Payments shall be made to a former employee on the later of November 1, 2012 (11/1/12), or the fifteenth day of the month following the month in which a verified Release of Claims is received. The check shall be accompanied by a copy of the individual’s Release of Claims.

(b) Subsequent Distributions to Former Employees. Not later than sixty (60) days after Defendant provides additional funds pursuant to paragraph 15, if that occurs, accompanied by a Supplemental Exhibit “A” and notification of approval by DLSE is provided to the Claims Administrator pursuant to paragraph 15, the Claims Administrator shall mail supplemental checks for wages to individuals listed on a Supplemental Exhibit “A” for the supplemental amounts contained therein, less any required withholdings for taxes to each individual listed on the Supplemental Exhibit “A” that has returned an executed Release of Claims. Each such supplemental payment will be accompanied by an accounting of the payment and taxes withheld.

10. Distribution of Notice of Settlement to Deceased Employees’ Estates. At the time of its disbursement of back wage payments and interest, Defendant, by its Claims Administrator, shall mail to the last known addresses of deceased employees the documents necessary to disburse payments to the estates of deceased employees. Within 30 days from the Claim Administrator’s receipt of such documents from the authorized representatives of the estates, Defendant, by its Claims Administrator, will mail to the authorized representatives of deceased employees’ estates the respective sums they are due, using the agreed-upon methodology, less required payroll tax withholdings on the back wage payments.

11. Verification of Last Known Addresses. Defendant shall provide the Claims

Administrator with the last known address for every individual listed. Whenever any notice or checks to employees or former employees are returned as undeliverable, the Claims Administrator shall notify Defendant and DLSE. Upon such notification the Claims Administrator will use a mutually agreeable search service to locate the former employees. The obligation to use such a search service shall not apply to any former employee due less than $100. The Claims Administrator will issue checks for back wages to any former employees who are subsequently so located, no later than 30 days after each such former employee is located and returns a fully executed Release of Claims.

12. Record of Payments to Eligible Employees. Defendant through its Claims Administrator will keep a record of all back wage payments it makes, including each check or electronic transfer number, the date it made each payment, and the date each payment cleared the bank. Defendant will retain proof of payment information to include bank statements, verification of electronic fund transfers, and the ability to access or obtain copies of cancelled checks for a period of five years, and will provide copies of any of these documents to the DLSE within 15 days upon written request from the DLSE. The Claims Administrator will submit an accounting to DLSE within sixty (60) days after each distribution required under this Agreement, including but not limited to, disposition of all checks. The DLSE shall retain the right to audit the administration of claims by the Claims Administrator at the DLSE's expense. Three months after each distribution provided for in paragraphs 2, 9, and 15 of this Agreement, Defendant or the Claims Administrator shall provide a “flat file” to the DLSE, listing all employees for whom back wages were unclaimed because they were not located, they refused to accept the payment, or they failed to provide an executed Release of Claims.

13. Availability of Unclaimed Funds For Other Settlements or Judgments. The parties to this Agreement agree that any sums allocated to former employee real estate agents of Defendant that remain unclaimed from the Claims Administrator shall be available to compensate those individuals in the amounts set forth in Exhibit “A” after April 1, 2013 in other legal proceedings which concern, in whole or in part, claims for the payment of the minimum wage. Unclaimed disbursements to former employee real estate agents may be paid to those employees by the Claims Administrator in settlement of, or satisfaction of judgment in, other litigation concerning alleged wage and hour violations by Defendant with the following restrictions: (1) the full amount of distribution to a former employee real estate agent in Exhibit “A” shall be paid without reduction or deduction for fees, costs, or other matters, other than tax withholdings, directly to the former employee real estate agent by the Claims Administrator; (2) sums deposited for payment to former employee real estate agents shall remain held in trust with the Claims Administrator until such time as payment is made directly to the former employee real estate agent or any residual unclaimed funds are paid to DLSE for deposit in the Industrial Relations Unpaid Wage Fund pursuant to paragraph 14; and (3) DLSE is provided with a full accounting of all payments made pursuant to this paragraph within fifteen (15) days after any month in which any payment is made pursuant to this paragraph and as may be requested by DLSE.

14. Reversion to Unpaid Wage Fund. On October 1, 2014, responsibility for administering any amounts of back wages that remain unclaimed by the former employees shall be transferred from the Claims Administrator to the DLSE. The Claims Administrator shall make payment of that amount to the DLSE for deposit into the Industrial Relations Unpaid Wage Fund for the benefit of eligible employees and the estates of deceased eligible former employees who may subsequently claim such funds. If any further distribution is made pursuant to paragraphs 9 or 15 any unclaimed funds shall be forwarded in the same manner to the Industrial Relations Unpaid Wage Fund or six (6) months after such distribution is made, whichever is later. For each such payment made to the Industrial Relations Unpaid Wage Fund, the Claims Administrator shall forward these amounts to the DLSE by means of a single check made payable to “California Division of Labor Standards Enforcement.” With its aforementioned payment, Defendant shall provide the DLSE an accounting which lists each individual who failed to obtain his or her payment and which provides the employee’s social security number, date of birth, and most recent home address. The accounting shall further state the total amount due to the individual under this Agreement and the amount remitted to the DLSE Unpaid Wage Fund for that individual. The DLSE shall thereafter be responsible for making funds available to those individuals pursuant to either paragraph 9, 11, or 13, and the Claims Administrator shall be relieved of the duties specified herein with respect to such payments. ZipRealty will not be liable for paying any costs of the DLSE in carrying out those duties.

15. Assignment of Claims. In addition to the consideration stated in paragraph 1, Defendant assigns to DLSE fifty percent (50%) of the gross amount of any recovery, credit, rebate, or other form of compensation obtained by it for indemnification, contribution, malpractice claim, or any other reason on account of, in whole or in part, the claims made against Defendant in this action or in any action where claims for minimum wages and/or overtime pay have been made against Defendant concerning its employment of real estate agents. Defendant agrees to immediately notify DLSE of any such claims made, legal actions of any sort commenced, settlements entered, whether oral or written, and any recovery, credit, rebate, or other form of compensation obtained. Defendant shall provide to DLSE copies of all documentation of demands, claims, correspondence, pleadings, settlements, and payments in reference to such claims. Defendant shall notify any third party payer of this assignment and direct that fifty percent (50%) of any recovery or other such cash payment be deposited with the Claims Administrator which shall be held in trust for DLSE until distribution to former employees. In the case of a credit or other non-cash payment, Defendant will make payment of fifty percent (50%) of the full monetary value of any recovery to the Claims Administrator within fifteen days of any such credit or other non-cash payment with notice of the amount of payment to DLSE. The Claims Administrator shall hold such funds in trust for DLSE until distribution to former employees and shall notify DLSE of all such funds received. Within thirty (30) days of deposit of any sums with the Claims Administrator pursuant to this paragraph Defendant shall prepare a Supplemental Exhibit “A” which distributes on a pro rata basis the funds to all individuals listed on Exhibit “A” to compensate for unpaid minimum wages during the period of March 28, 2007 and August 31, 2010, with the assumption of a forty hour work week. Defendant shall provide DLSE with the Supplemental Exhibit “A” for review. Upon notification of approval of the Supplemental Exhibit “A” by DLSE, the Claims Administrator shall issue checks pursuant to paragraph 9.

16. Dismissal With Prejudice. Concurrently with its return of two (2) executed copies of this Agreement to counsel for Defendant, the DLSE shall provide counsel with an executed Request for Dismissal of the entire Action, with prejudice, against all defendants, which counsel shall be entitled to file with the Alameda County Superior Court after Defendant and/or the Claims Administrator have paid the settlement sums referenced in Paragraph 1 in their entirety and have provided DLSE with a fully executed Agreement. This Agreement is conditional upon the Court's dismissal of the entire Action with prejudice against all defendants.

17. General Release of Known and Unknown Claims Against Releasees.

(a) Released Claims by the DLSE.

In consideration of this Agreement, the DLSE hereby forever releases, acquits, relieves, discharges and covenants not to sue Defendant, and each of its officers, directors, shareholders, agents, representatives, consultants, attorneys, past and current parent corporations, or past and current affiliated corporations, organizations or entities (hereinafter collectively the "Releasees"), from or for any and all claims, rights, actions, complaints, demands, causes of actions, obligations, promises, contracts, agreements, attorneys' fees, costs and liabilities, interest, statutory penalties, civil penalties, liquidated damages, fees, and expenses and costs arising there from, whether or not known, suspected or claimed, matured or unmatured, fixed or contingent, which the DLSE ever had, now has, or may claim to have against the Releasees from March 28, 2007 to the date this Agreement is executed, pertaining to Defendant’s alleged failure to properly pay its California real estate agents, including specifically any of the following pay practices of Defendant, to the extent they occurred or are alleged to have occurred from March 28, 2007 to August 31, 2010: (1) payment of the minimum wage; (2) payment of overtime premium; (3) failure to make timely payment of final wages; (4) failure to provide employee real estate agents with wage statements that complied with the requirements of Labor Code section 226(a); and (5) failure to pay meal period or rest period premiums pursuant to Labor Code section 226.7, (collectively “the Released Claims”).

(b) Waiver of California Civil Code § 1542.

The DLSE’s Released Claims include all such claims as respectively defined above, whether known or unknown. Thus, even if the DLSE discovers facts in addition to or different from those that it now knows or believes to be true with respect to the subject matter of the Released Claims, those claims will remain released and forever barred. Therefore, the DLSE expressly waives and relinquishes the provisions, rights and benefits of section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

18. Successors and Assigns. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

19. Joint Preparation. The parties acknowledge that this Agreement was jointly prepared by them, by and through their respective legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.

20. Voluntary Execution on Advice of Counsel. The parties have, in all respects, voluntarily and knowingly executed this Agreement on advice and with approval of their respective legal counsel. The parties hereto specifically represent that they have thoroughly discussed all aspects of this Agreement with their attorneys, that they have carefully read and fully understand all the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

21.  Representations and Warranties. The parties to this Agreement represent and warrant as follows:

(a) They have had an opportunity to seek independent tax advice from accountants, attorneys or tax advisors of their own choice with respect to the tax ramifications, if any, which may result from entering into this Agreement;

(b) They have made such investigation of the facts pertaining to this Agreement as they deem necessary; and

(c) The terms of this Agreement are contractual and are the result of good-faith, arms-length negotiations.

22. Severability. Should a court determine that any portion, word, clause, phrase, sentence or paragraph of this Agreement is void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. Should a court declare any portion of the release of claims to be void or unenforceable, the DLSE agrees to execute a valid release of claims of equal scope.

23. Singular/Plural, Etc. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, and the masculine gender shall include the feminine and the neuter, and vice versa. The captions of the paragraphs of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of construction and/or interpretation.

24. Entire Integrated Agreement. This Agreement constitutes the entire integrated agreement between the parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties regarding the matters released herein. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including, but not limited to, any purported supplements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement.

25. Default. Any payment not delivered to the Claims Administrator or delivered to DLSE in accordance with the requirements of this Agreement shall constitute a default. Any default not cured within ten (10) days from demand by DLSE shall immediately and irrevocably entitle DLSE to entry of judgment in the amount of Eight Million Dollars ($8,000,000.00), less a credit for all principal payments received, upon application to the court. In the event of any default DLSE shall also be entitled to simple interest at the annual rate of 10% on the unpaid balance commencing November 1, 2012, which shall be added to the unpaid balance at the time of entry of judgment upon application to the court. In the event of any default by Defendants, DLSE shall be entitled to an award of attorneys fees for all post-default attorney work and collection activities undertaken by DLSE to collect the judgment.

 26. Stipulation for Entry of Judgment. A condition precedent to this Agreement becoming effective is execution of the STIPULATION FOR ENTRY OF JUDGMENT, the form and content of which is attached hereto as Exhibit “D”. Defendant shall sign and date Exhibit “D” and the original shall be forwarded promptly to the DLSE at the address provided above. The Labor Commissioner agrees that Attachment “D” shall not be filed with the court unless there is a default by Defendant that is not cured within ten (10) days of notice of default. Once ZipRealty has filed the Dismissal With Prejudice pursuant to section 16 herein, the Labor Commissioner shall destroy the executed STIPULATION FOR ENTRY OF JUDGMENT.

27. Judicially Supervised Settlement. Defendant and Labor Commissioner stipulate that this Agreement is a settlement pursuant to Code of Civil Procedure 664.6 and that the court shall retain jurisdiction over them to enforce the settlement until performance in full of its terms.

28. Notice. Any notice required to be provided under this Agreement to DLSE shall be addressed to:

Division of Labor Standards Enforcement

Legal Unit

455 Golden Gate Ave., 9th Floor

San Francisco, CA 94102

Attention: David Balter

 Any notice required to be provided to Defendant shall be addressed to:

Kerr & Wagstaffe LLP

100 Spear St., 18th Floor

San Francisco, CA 94105

Attention: Michael von Loewenfeldt

29. No Waiver. Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

30. Protective Order. Certain confidential information has been produced in this matter subject to a Stipulation and Protective Order Regarding Confidential Information filed May 30, 2012.  That Order shall continue to govern use of the information described in paragraph 3 of the Protective Order after the settlement.  However, ZipRealty agrees that DLSE may reveal statistics about annual mean or median compensation paid to agents, the number of agents employed, and statistics concerning the duration of employment derived from that confidential information to members of the California Legislature, their staff, and employees of the Executive branch of the State of California, provided that the following three conditions are met:  (1) no such disclosure shall take place prior to January 1, 2013; (2) no such statistics derived from the payroll data provided by ZipRealty in this action may be disclosed to the public via press release, press conference, or any other publication by DLSE officials or representatives; and (3) the DLSE shall not use ZipRealty’s name in connection with the disclosure, but will instead refer to “a real estate company against which the DLSE brought litigation” or words to that effect.

31. Attorneys’ Fees. Except as otherwise provided in this Agreement, each party shall bear its own attorneys' fees and costs, and except in a future proceeding brought to enforce the terms of this Agreement. The prevailing party in any future proceeding brought to enforce the terms of this Agreement shall be entitled to recover from the other party reasonable attorneys' fees incurred as a result of such action. Any such future proceeding shall be brought in California and subject to the laws of the State of California.

32. Counterparts. This Agreement may be executed in one or more facsimile counterparts, and the counterparts signed in the aggregate shall constitute a single, original instrument.

IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement and General Release on the dates set forth hereinafter.

DIVISION OF LABOR STANDARDS ENFORCEMENT, DEPARTMENT OF INDUSTRIAL RELATIONS, STATE OF CALIFORNIA	ZIPREALTY, INC.

By: /s/ Ethera Clemons Ethera Clemons Deputy Chief Labor Commissioner	By: /s/ Charles C. Baker Charles C. Baker Chief Executive Officer

Dated: 9/26/12	Dated: 9/28/12